Exhibit 21.1

SUBSIDIARIES OF GLOBAL GEOPHYSICAL SERVICES, INC.
As of December 31, 2012

Tier 1 (Direct) Subsidiaries

Entity	Jurisdiction of Organization
Global Geophysical Services, Ltd.	Cayman Islands
Global Geophysical Services SpA	Chile
Global Geophysical Services S.A.	Ecuador
Global Geophysical Services, S. de R.L. de C.V.	Mexico
GGS Mexico Services, S. de R.L. de C.V.	Mexico
Global Geophysical Services Nigeria, Ltd.	Nigeria
Global Servicos Geofisicos, Ltda.	Brazil
Global Geophysical Services, Sp. z.o.o.	Poland
Global Geophysical Services Arabia, Ltd.	Saudi Arabia
Global Canada Geophysical Services, Inc.	British Columbia, Canada
Autoseis, Inc.	Texas, United States
GGS International Holdings, Inc.	Texas, United States
Global Microseismic Services, Inc.	Texas, United States
Paisano Lease Co., Inc.	Texas, United States
Global Eurasia, LLC	Delaware, United States

Tier 2 (Indirect) Subsidiaries of Subsidiaries

Entity	Jurisdiction of Organization
Global Geophysical Services (Isle of Man), Ltd	Isle of Man
Expertise for Seismic Services, LLC	Iraq
Global Geophysical Services S.A.C.	Peru
Global Neftegeophysica, LLC	Russia
799762 Alberta, Ltd.	Alberta, Canada
Discrete Signal Processing, Inc	Alberta, Canada
Sensor Geophysical, Ltd.	Alberta, Canada
Autoseis Development Company	Texas, United States

Entity	Jurisdiction of Organization
Global Geophysical International Pensions, Ltd.	Cayman Islands